[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]

September 29, 1997



Fleming Capital Mutual Fund Group, Inc.
32 South Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

         We are furnishing this opinion with respect to the proposed offer and sale from time to time of shares of common stock, with a par value of $.001 (the "Shares"), of Fleming Capital Mutual Fund Group, Inc. (the "Corporation"), a Maryland corporation, in registration under the Securities Act of 1933 by a Registration Statement of Form N-1A (File No. 811-08189, 333-25803) as amended from time to time (the "Registration Statement").

         We have acted as counsel to the Corporation since its inception, and we are familiar with the actions taken by its Directors to authorize the issuance of the Shares. We have prepared the Articles of Incorporation and By-laws of the Corporation and assisted in the preparation of the Corporation's Notification of Registration on Form N-8A and Registration Statement under the Investment Company Act of 1940.

         In our review, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or in copy form), and the conformity to the originals of all documents purporting to be copies. We have assumed the appropriate action will be taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating sales and offerings of securities.

         Based upon the foregoing, we are of the opinion that:

         1. The Corporation is a corporation validly existing under the laws of the State of Maryland. The Corporation is authorized under its Articles of Incorporation to issue one hundred million (100,000,000) Shares in classes representing interests in the Fleming Fund and the Fleming Fledgling Fund, and in such other classes or series as the Directors may hereafter duly authorize.

         2. Upon the issuances of any Shares of any of the classes or series of the Corporation for payment therefor as described in, and in accordance with the Registration Statement and the Articles of Incorporation and By-laws of the Corporation, the Shares so issued will be validly issued, fully paid and non-assessable.

         This opinion is intended only for your use in connection with the offering of Shares and may not be relied upon by any other person.

         We hereby consent to the inclusion of this opinion as Exhibit 10 to the Corporation's Registration Statement to be filed with the Securities and Exchange Commission and to the reference to
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our  firm  under  the  caption   "Counsel  and  Independent   Auditors"  in  the
Prospectuses and Statement of Additional Information filed as part of such Registration Statement.

                                         Very truly yours,

                                         /s/ Morgan Lewis & Bockius LLP
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